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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                     GTS PERFORMS DEBT FOR EQUITY EXCHANGES

       TRANSACTIONS ARE CONSISTENT WITH ONGOING RECAPITALISATION PROGRAMME

LONDON - 13 JULY 2001 - Global TeleSystems, Inc. ("GTS") (OTC: GTLS; NASDAQ
EUROPE: GTSG; Frankfurt: GTS) announced today that it has entered into an agreement with a third party to exchange the third party's holding of $35.5 million aggregate principal amount of GTS's 5.75% Senior Subordinated Convertible Debentures due 2010 (the "Converted Debentures") for shares of GTS common stock. Under the terms of the agreement, GTS will issue 8,165,000 shares of its common stock in exchange for the early discharge and cancellation of the Converted Debentures.

In addition, GTS entered into another agreement with the same third party to exchange the third party's holding of 4,340,950 Depositary Shares, each representing 1/100 of a share of GTS's 7.25% Cumulative Convertible Preferred Stock (the "Converted Depositary Shares") for shares of GTS common stock. The terms of this exchange agreement will result in GTS issuing an additional 21,704,750 shares of its common stock in exchange for the cancellation of the Converted Depositary Shares. Following completion of this transaction, GTS will have approximately 5.7 million Depositary Shares outstanding.

The above transactions are in addition to previously reported transactions effected by GTS with other parties during the second quarter of 2001, which extinguished approximately $104.5 million aggregate principal amount of GTS's 5.75% Senior Subordinated Convertible Debentures due 2010. After giving effect to all the above-described transactions, GTS will have approximately $326.9 million of such debentures outstanding.

GTS AND EBONE CONTACTS
GTS INVESTORS
Jim Shields, Vice President, Investor Relations and Corporate Treasurer
Tel: +44(0)-207-769-8264; Fax: +44(0)-207-769-8068; Email: jim.shields@gts.com

HOULIHAN LOKEY HOWARD & ZUKIN (INVESTMENT BANKING ADVISORS)
David Hilty or Tanja Aalto
Tel: +1-212-497-4100; Email: dhilty@hlhz.com or taalto@hlhz.com

GTS MEDIA
Glenn Manoff, Vice President, Communications Tel: +44-(0)-207-769-8290;
Fax: +44-(0)-207-769-8084; Email: glenn.manoff@gts.com

Mathew Hooper, Shared Value
Tel: +44 (0) 207 321 5023; Fax: +44 (0) 207 321 5020;
Email: mhooper@sharedvalue.net

THIS PRESS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ALTHOUGH THE COMPANY BELIEVES ITS EXPECTATIONS AND PROJECTIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS OR EXPECTATIONS, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ITS FUTURE FUNDING NEEDS, WILL BE FULFILLED. ANY SUCH FORWARD-LOOKING STATEMENT MUST BE CONSIDERED ALONG WITH KNOWLEDGE THAT ACTUAL EVENTS OR RESULTS MAY VARY MATERIALLY FROM SUCH PREDICTIONS DUE TO, AMONG OTHER THINGS, POLITICAL, ECONOMIC OR LEGAL CHANGES IN THE MARKETS IN WHICH GTS OR GTS EUROPE DO BUSINESS, COMPETITIVE DEVELOPMENTS OR RISKS INHERENT IN THE COMPANIES' BUSINESS PLAN. READERS ARE REFERRED TO THE DOCUMENTS FILED BY GTS AND GTS EUROPE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE MOST RECENT REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND REGISTRATION STATEMENTS FILED PURSUANT TO THE SECURITIES ACT OF 1933, WHICH IDENTIFY IMPORTANT RISK FACTORS.